Exhibit 11.1

              FREEPORT-McMoRan INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE

                                                Years Ended December 31,
                                           -----------------------------------
                                             1994        1993           1992
                                           --------    ---------      --------
                                                     (In Thousands,
                                               Except Per Share Amounts)
Primary:
  Net income (loss) applicable
    to common stock                        $ 41,443    $(126,203)     $169,134
                                           ========    =========      ========

  Average common shares outstanding         138,633      140,818       143,641
  Common stock equivalents:
    Stock options                               590          777           874
                                           --------    ---------      --------
  Average common and common
    equivalent shares outstanding           139,223      141,595       144,515
                                           ========    =========      ========

  Net income (loss) per common and
    common equivalent share                    $.30        $(.89)        $1.17
                                               ====        =====         =====

Fully Diluted:
  Net income (loss) applicable to
    common stock                           $ 41,443    $(126,203)     $169,134
  Plus preferred dividends                     -            -              630
  Plus interest, net of tax effect,
    on convertible subordinated
    debentures                                 -            -             -
                                           --------    ---------      --------
  Net income applicable to common
    stock                                  $ 41,443    $(126,203)     $169,764
                                           ========    =========      ========

  Average common shares outstanding         138,633      140,818       143,641
  Common stock equivalents:
    Stock options                               590        1,281           882
  Convertible securities:
    Convertible subordinated
      debentures                               -            -             -
    Preferred stock                            -            -              734
                                           --------    ---------      --------
  Average common and common
    equivalent shares
    outstanding                             139,223      142,099       145,257
                                           ========    =========      ========

  Net income (loss) per common and
   common equivalent share                     $.30        $(.89)        $1.17
                                               ====        =====         =====